                                  EXHIBIT 99.1

CONTACTS: Corporate Communications                            Investor Relations
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                      WRC APPOINTS INDEPENDENT ACCOUNTANTS

New York, May 1, 2002 - Weekly Reader Corporation today announced that its Board of Directors has appointed Deloitte & Touche as the company's independent accountants for 2002. The action was based on a thorough evaluation process performed by the Audit Committee of the Board of Directors of Weekly Reader Corporation.

"We look forward to working with Deloitte & Touche in the firm's new role as our independent accountants," said Robert J. Jackson, President.

Prior to the selection of Deloitte & Touche, Arthur Andersen had served as the company's independent accountants. "We value greatly the professional services provided by Arthur Andersen over the years and appreciate the excellent work provided by their Weekly Reader team," said Jackson.

Weekly Reader Corporation is a leading publishing and media company, creates and distributes innovative supplementary educational materials for the school, library, and home markets. Weekly Reader's product suite includes some of the best-known brands in education, recognized for their consistent high quality and proven effectiveness.